Exhibit 99.1

STATEMENT FROM OUR CEO ON THE COVID-19 PANDEMIC

The world has been hit with an unprecedented situation with the coronavirus (COVID-19) pandemic. Hospitals around the world are stepping up to the challenge and seeking to meet the urgent healthcare needs created by this pandemic.

Medical Properties Trust owns hospitals in some of the hardest hit countries in Europe and, of course, throughout the United States. We are in frequent direct contact with our largest tenants in these regions. In Italy and Spain, our operators are working with the respective governments to make their beds available primarily to treat non-COVID-19 patients, thereby freeing space in other hospitals. Some of these operators also have a small number of COVID-19 patients at this time. We also own interests in hospitals in Switzerland, another hard hit country. Similar to other European governments, Swiss officials have already established significant additional hospital funding to help pay for the treatment of COVID-19 patients there.

In addition, we own 40 hospitals in the United Kingdom, although our operators there are not yet treating many COVID-19 patients. However, as with the other major private hospitals in the United Kingdom, these operators have reached an agreement with the UK government to provide various services under the direction of the NHS and will be reimbursed their cost.

In every locale our hospitals are in, governments recognize the need for the funding of hospitals for the benefit of their citizens. Here in the United States, our operators are working closely with the Centers for Medicare & Medicaid Services and The U.S. Department of Health and Human Services to meet the needs of the people in our country. They all stand ready to help with any influx of COVID-19 patients or with other patients that have been displaced by COVID-19.

At this time in the United States, hospitals are aggressively deferring non-critical surgeries and treatments to make beds available for a substantial increase in COVID-19 patients. This is what Federal and state governments have requested and our operators have responded. The effect of deferring these treatments is immediate, and includes temporary reduction of revenue. However, the spike in COVID-19 patients for whom those beds have been emptied has not yet occurred and therefore the revenue that would be expected to replace revenue from deferred non-critical patients has not been received. Also, when COVID-19 patients do begin to be admitted, hospitals will have immediate cash needs for the physicians, nurses, equipment, drugs, and supplies that this particular illness is expected to require. Accordingly, the hospital industry is likely to need to draw on cash reserves and government support to “bridge” this disruption in their cash flows.

It is not possible to accurately predict when these expected changes in volumes and patient mix and spikes in cash needs will occur. Certain hospitals may be temporarily challenged in matching patient and other revenue to their immediate cash needs. If this does occur, we would expect normal patient volumes to recover after the world proceeds through the worst of the pandemic. At present there is no certainty about any government financial support to assist hospitals through the pandemic, including for the potential cash flow disruptions resulting from the current deferral by hospitals of non-critical procedures.

Hospitals remain at the center of the delivery system of healthcare in the United States and across the world. Hospitals will play a critical part in getting the world past this crisis and will demonstrate for future generations the irreplaceable role they play in keeping the world safe. We are grateful for the dedication and tireless efforts of all of the employees of our operators in helping to take care of the people of the world.

Edward K. Aldag, Jr.

Chairman, President and CEO